The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

Registration No.: 333-285744

PRELIMINARY PROSPECTUS SUPPLEMENT SUBJECT TO COMPLETION, DATED AUGUST 12, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 24, 2025)

                    Shares of

Common Stock
                        Pre-Funded Warrants to Purchase up to                  Shares of Common Stock

___________________________________

We are offering           shares of our common stock, par value $0.000666 per share (the “Common Stock”), and, in lieu of Common Stock to investors that so choose, pre-funded warrants to purchase         shares of Common Stock (the “Pre-Funded Warrants”). The purchase price of each share of Common Stock (or Pre-Funded Warrant in lieu of Common Stock) is $       per share or Pre-Funded Warrant (less in the case of the Pre-Funded Warrants, the nominal exercise price of US $0.001 per share of Common Stock issuable upon exercise of the Pre-Funded Warrant). Each Pre-Funded Warrant shall be exercisable at any time after its original issuance and shall terminate upon exercise in full of such Pre-Funded Warrant.

Our Common Stock is listed on the NYSE American under the symbol “LODE.” The last reported sale price of our Common Stock on the NYSE American on August 11, 2025 was $3.05 per share. There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants on the NYSE American, any other national securities exchange or any other nationally recognized trading system.

Investing in our securities involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share	Per Pre-Funded Warrant	Total
Offering Price	$		$	$
Underwriter fees (1)	$		$	$
Proceeds, before expenses, to us (2)	$		$	$

(1)	Consists of a cash fee of % of the aggregate gross proceeds in this offering. We have also agreed to reimburse Titan Partners Group, LLC, a division of American Capital Partners, LLC (the “Underwriter”) for certain expenses incurred in connection with this offering. See “Underwriting” beginning on page S-13 of this prospectus supplement for additional information with respect to the compensation we will pay the Underwriter.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of the Pre-Funded Warrants being issued in this offering.

We have granted the Underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional            shares of our Common Stock, at the price to the public set forth above, less underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the shares offered hereby is expected to be made on or about August      , 2025, subject to satisfaction of certain customary closing conditions.

Titan Partners Group

a division of American Capital Partners

The date of this prospectus supplement is August     , 2025.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. By using a shelf registration statement, we may offer shares of Common Stock, the Pre-Funded Warrants and the Underwriter Warrants (as defined below) under this prospectus supplement.

We provide information to you about this offering in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement, the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Investor is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. Neither this prospectus supplement or the accompanying prospectus constitutes, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement or the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We may also authorize one or more “free writing prospectuses” (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain certain material information relating to this offering. Before you invest in the securities offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our” “Comstock” or “the Company” or other similar terms mean Comstock Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-3, as amended by Amendment No. 1 thereto, under the Securities Act with respect to our securities described in this prospectus supplement. References to the “registration statement” or the “registration statement of which this prospectus supplement is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus supplement or the accompanying prospectus. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus supplement or the accompanying prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus supplement, the accompanying prospectus or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. This prospectus supplement omits certain information contained in the registration statement, as permitted by the Commission. You should refer to the registration statement, the accompanying prospectus and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities offered by this prospectus supplement. Statements in this prospectus supplement or the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 6, 2025 (the “Form 10-K”);

(b) Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 8, 2025 (the “Form 10-Q”);

(c) current reports on Form 8-K filed with the Commission on January 13, 2025 (with respect to Item 1.01 and Item 2.03), January 21, 2025, January 31, 2025, February 7, 2025, February 13, 2025, February 18, 2025, February 20, 2025, February 28, 2025, March 12, 2025, March 25, 2025, May 15, 2025, May 27, 2025, May 28, 2025, June 9, 2025, June 12, 2025, and August 12, 2025 (with respect to Item 1.01, Item 2.03, Item 3.02 and Item 5.02);

(d) the description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, in lieu of the description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”); and

(e) Our proxy statement on Schedule 14A, filed with the Commission on April 9, 2025.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus supplement.

We make available copies of the documents incorporated by reference in this prospectus supplement to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Inc.

117 American Flat Road

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our securities. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

OVERVIEW

Comstock innovates and commercializes technologies, systems and supply chains that extract, integrate and convert under-utilized natural and waste resources into clean energy products, including pioneering technologies that produce electrification metals and minerals from end-of-life solar panels, and investments, like Green Li-ion Pte Limited (“Green Li-ion”), that produces electrification products from recycled battery waste and Bioleum Corporation (“Bioleum”), that produces renewable fuels from waste, purpose grown energy crops and other forms of woody biomass.

We plan on delivering extraordinary shareholder value by using systemic management practices, disciplined frontier scientific discovery, and applied engineering to innovate, develop, deploy and monetize clean energy technologies with integrated teams and partners in dedicated lines of business, especially in renewable metals. Our plans to generate revenue and throughput involve both using and licensing our technologies, including by creating financial and other incentives to enable and motivate our customers, licensees, and other stakeholders to use their capital, infrastructure, and resources, often integrated directly with us and our solutions, to accelerate and maximize adoption.

We also own and manage investments in related assets that support our businesses, including existing minority equity positions and partnerships in strategic technology developers, two Wisconsin renewable fuels demonstration facilities, and a Nevada solar panel recycling demonstration facility. We also own and manage direct investments in northern Nevada real estate comprised primarily of industrial and commercial land, water rights and about twelve square miles of gold and silver mining claims and surface parcels that we own, lease or have a royalty interest in, some of which contain measured and indicated, and inferred gold and silver resources.

Lines of Business

Metals Segment

Our Metals segment has established a goal of  “Setting the global standard for solar panel recycling.” We have already operated a permitted, demonstration-scale solar panel recycling facility for over 18 months, while it generated $0.4 million in revenue during 2024, we have seen a nearly six-fold increase in our billable revenues (both recognized and deferred) in the first half of 2025, including service fees for decommissioning services, recycling and processing end-of-life solar panels, and offtake sales of high-value recycled materials, including aluminum, copper, glass, and concentrated precious metals. This facility can deliver environmentally superior, zero-landfilled recycling solutions that support U.S. mineral industries and we believe this technology deployment is globally leading and positioned to operate a world-class, quality, global solar panel recycling operation and the Metals system, as a whole, can establish the pace of global solar panel recycling network deployment.

Comstock Metals has initiated additional permitting for its first industry-scale production facility, located on the same campus as the operating demonstration-scale facility, that can scale the operation, up to 100,000 tons per year. This strategically located facility will enable the expeditious transition of proven processes from demonstration to full-scale production. The industry-scale facility is expected to significantly enhance our ability to meet the rapid and continuously growing demand for domestically recovered metals.

Our plan supports the creation of a more robust domestic supply chain for critical materials by innovating and scaling sustainable recycling technologies. The Company plans to build up to seven facilities in the United States over the next five years and support American energy and resource independence while simultaneously delivering significant economic and environmental value.

Our Metals Segment's 2025 objectives include (1) finalizing the industry-scale engineering, (2) submitting all prerequisite permits, (3) closing on equity and/or debt financing for Comstock Metals to sufficiently fund the construction and commissioning of the Company’s first industry-scale facility, (4) ordering all of the industry-scale equipment for our first industry-scale facility, (5) securing larger and longer terms supply contracts and (6) accelerating site selection for our second and third facilities.

Mining Segment

Our Mining Segment generated income from leases, licenses, and related fees during 2024, and is administered by our wholly owned subsidiaries, Comstock Mining LLC, Comstock Processing LLC and various other local subsidiaries that collectively own, control, or retain royalty interest in twelve square miles of properties of patented mining claims, unpatented mining claims and surface parcels in northern Nevada, including six and a half miles of continuous mineralized strike length (the “Comstock Mineral Estate”).

On December 18, 2024, the Company executed a membership interest purchase agreement with Mackay Precious Metals Inc. (“Mackay”) pursuant to which the Company sold all of its right, title, and interest in its wholly owned subsidiary Comstock Northern Exploration LLC, and the Company's 25% interest in Pelen Limited Liability Company (“Pelen”), for an aggregate purchase price of $2,750,000. The Northern Targets encompass both the Gold Hill and Occidental Lode claim groups in Storey County, Nevada. Pelen owns certain claims adjacent to and/or relevant to these northern claim groups. The Company was paid $1.0 million in cash in 2024 and was due another $1.75 million in either cash or their publicly registered Common Stock that is due and payable. On June 6, 2025, the parties executed an amendment (the “First Amendment”), to the membership interest purchase agreement. Pursuant to the First Amendment, the membership interest purchase agreement was amended to increase the purchase price to $2,950,000 bringing all final cash amounts due to a total of $1,950,000.

On June 30, 2023, the Company has previously entered a Mineral Exploration and Mining Lease Agreement (“Mackay Mining Lease”) with Mackay. The Mackay Mining Lease terminated on December 18, 2024.

Our Mining Segment's 2025 objectives include (1) monetizing over $2.0 million from the sale of the northern mining claims, (2) advancing the preliminary economic assessment for the Dayton Consolidated Project and (3) the development of preliminary Dayton mine and reclamation plans, progressing toward full economic feasibility for Dayton.

Bioleum

We hold an investment in Bioleum, through our Preferred Series 1 equity position. Bioleum delivers advanced lignocellulosic biomass refining solutions that are setting new industry standards for the production of cellulosic ethanol, gasoline, renewable diesel, sustainable aviation fuel (“SAF”), and other renewable Bioleum™ fuels, with extremely low carbon intensity scores of 15 and market-leading yields of up to 140 gallons per dry metric ton of feedstock (on a gasoline gallon equivalent basis, or “GGE”), depending on feedstock, site conditions, and other process parameters. Bioleum additionally holds the exclusive rights to intellectual properties developed by Hexas, subject to certain preexisting agreements, for production of purpose grown energy crops in liquid fuels applications with proven yields exceeding 25 to 30 dry metric tons per acre per year. The combination of Bioleum's high yielding refining platform and Hexas’ high yielding energy crops enables the production of enough feedstock to produce upwards of 100 barrels (at 42 gallons per barrel) of fuel per acre per year, with regenerative practices that can effectively transform marginal agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost regional energy security and rural economies. Bioleum plans to contribute to domestic energy dominance by directly building, owning, and operating a network of Bioleum refineries in the U.S. to produce about 200 million barrels of renewable fuel per year by 2035, starting with its planned first 400,000 barrel per year commercial demonstration facility in Oklahoma. Bioleum also licenses its advanced feedstock and refining solutions to third parties for additional production in global markets, including several recently announced projects. Bioleum does not currently generate revenue but is anticipated to do so from recently announced agreements for licensing and related engineering services in Australia, Vietnam, and Pakistan.

Bioleum operates two complementary and interdependent pilot facilities, including a feedstock conversion and biointermediate production pilot in Wausau, Wisconsin (“Wausau Facility”), and a biointermediate conversion and renewable fuel production pilot in Madison, Wisconsin (“Madison Facility”). Bioleum continues innovating its existing commercial process for the purpose of increasing its market-leading yields, further decreasing carbon intensities, and driving costs down in pursuit of fossil parity. Bioleum’s innovations group has also partnered with National Renewable Energy Laboratory (“NREL”), the Massachusetts Institute of Technology (“MIT”), RenFuel K2B AB (“RenFuel”), Emerging Fuels Technologies Inc. (“EFT”), and others with sponsored research, licensing, and other agreements. Bioleum also partners with Hexas and other strategic operating partners for the same objectives.

Effective February 28, 2025, we effectively entered into a series of definitive agreements with subsidiaries of Marathon Petroleum Corporation (“Marathon”), involving the purchase of $14,000,000 in Bioleum equity as part of the Series A Financing, subject to a $700,000,000 valuation cap (“Investment”). The purchase price includes $1,000,000 in cash and $13,000,000 in payment-in-kind assets comprised of equipment, related intellectual properties, and other materials located at Marathon’s former renewable fuel demonstration facility in Madison, Wisconsin (“Payment-In-Kind Assets”).

In May 2025, Bioleum also completed the initial $20 million closing of its Series A preferred equity offering (“Series A Financing”). Bioleum also plans to complete its Series A financing during 2025 and commence project equity and debt financings that includes an allocation of $152 million from the State of Oklahoma in project activity bonds for the construction of its planned first 400,000 barrel per year facility in Oklahoma.

Strategic Investments Segment

We own and manage several investments and projects that are strategic to our plans and ability to produce and maximize throughput in our Metals and Mining Segments, that are held for the purpose of complementing or enhancing our mission of accelerating the commercialization of hard technologies for the energy transition and creating value but that are not a component of such other segments or otherwise have distinct operating activities. Our Strategic Investments Segment includes minority equity and equity-linked investments in Green Li-ion Pte Limited (lithium-ion battery component recycler and remanufacturing), RenFuel (advanced biofuel development and production), Hexas (propagation and production of purpose grown energy crops), and Sierra Springs Opportunity Fund (northern Nevada real estate) and other equity investments. In November 2024, we completed a transaction for the disposition of our minority equity investment in GenMat while retaining the rights for using the technologies.

Other

Investments in Properties – The Company directly owns three types of properties in Silver Springs, NV, including 98 acres of industrial land, 160 acres of commercial land, both centrally located in Silver Springs, just south of the Silver Springs Regional Airport and a portfolio of water rights. The Company has begun marketing these assets for sale as both industrial and commercial development as interest in Silver Springs, NV has increased.

Recent Developments

Certain Preliminary Unaudited Financial Information

As of and for the three- and six-months ended June 30, 2025, we report preliminary unaudited results as follows:

•	At June 30, 2025, the Company had approximately $18.6 million of cash and cash equivalents;
•	During the three and six-months ended June 30, 2025, the Company recognized revenues of $0.3 million and $1.1 million, respectively; and
•	During the three and six-months ended June 30, 2025, the Company had recurring net losses of $7.8 million and $16.9 million, respectively.

The above amounts are unaudited, preliminary and subject to completion, and do not present all information necessary for an understanding of our financial condition as of and for the three- and six-months ended June 30, 2025. These estimates are based solely on information available to us as of the date of this prospectus supplement and reflect management’s current views and may change as a result of management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. Such preliminary financial information as of and for the three- and six-months ended June 30, 2025 remains subject to the finalization and closing of our accounting books and records (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP. No independent registered public accounting firms have audited, reviewed or compiled, examined or performed any procedures with respect to these preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results. The preliminary financial information as of and for the three- and six-months ended June 30, 2025 is not necessarily indicative of our results for future interim periods or for the year ending December 31, 2025. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided.

Separation of Renewable Fuels Segment

On May 22, 2025, the Company announced the completion of the successful separation of all of the components of its renewable fuels segment into a new independent entity, Bioleum Corporation and the closing on the first $20 million in direct Convertible Preferred Stock - Series A equity investment. This achievement fulfills the first phase of the plans that Comstock outlined earlier this year and better positions two high-growth companies for success – one focused on renewable metals and mining in Nevada, and the other on renewable fuels headquartered in Oklahoma – enabling two extremely different business and capital profiles and providing each the platform to thrive in their own markets. The collective transactions included the following six agreements; 1) Assignment and Assumption of Assets; 2) Amended Flux Photon Corporation Asset Purchase Agreement; 3) Investors’ Rights Agreement; 4) Voting Agreement; 5) Right of First Refusal and Co-Sale Agreement; and 6) Management Services Agreement.

Debt Exchange

On August 8, 2025, the Company amended its outstanding promissory notes with its creditors, Georges Trust and Alvin Fund LLC (“Alvin Fund”), to address the procedures for the repayment of an aggregate of $8,390,000 in principal owed to such creditors pursuant to such promissory notes.  Pursuant to the amendments, the Company issued an aggregate of 2,900,000 shares of Common Stock to such creditors as partial consideration to enter into such amendments (the “Debt Exchange”). The shares of Common Stock issued in connection with the Debt Exchange were issued as “restricted securities” as defined in Rule 144 under the Securities Act. The Company shall file a registration statement with respect to such shares for the benefit of the creditors within 90 days from the Debt Exchange, but in no event prior to the 75-day period following the date of this prospectus supplement without the prior written consent of the Underwriter. To the extent a creditor is unable to sell the shares issued to it in connection with the Debt Exchange, or such shares have not otherwise been sold, in each case to generate net cash proceeds in an amount that would have been sufficient to repay the applicable promissory note in full, on or before April 15, 2026 (the “True-Up Date”), the Company is required to pay such creditors on the True-Up Date an amount equal to the total principal amounts payable for each respective promissory note upon maturity on the True-Up Date, minus (i) the net cash proceeds received by the applicable creditor from the sale of the shares of Common Stock by such creditor up to the True-Up Date, minus (ii) any and all cash interest payments made by the Company pursuant to the applicable promissory note up until the True-Up Date, plus (iii) any accrued interest on the principal amount underlying each promissory note at a rate of 12% per annum, calculated in accordance with the terms of the amendment. In the event the net cash proceeds received by the applicable creditor for the sale of their issued shares of Common Stock, plus any cash payments made by the Company as of the True-Up Date, exceeds the total amount payable to such creditor, that creditor must return all of such excess shares of Common Stock and cash, as applicable, to the Company.

Kips Bay Payoff Agreement

On August 12, 2025, the Company entered into a payoff letter agreement (the “Payoff Agreement”), with Kips Bay Select, LP (“Kips Bay”), related to the Company’s obligations under its 6.0% Convertible Promissory Note due April 10, 2026, in the original aggregate principal amount of $10,638,298 (the “Note”). Pursuant to the Payoff Agreement, Kips Bay agreed to accept the payment of $2,500,000 in cash from the proceeds of this offering (the “Cash Payment Amount”) and the issuance of 447,724 shares of Common Stock, previously reserved and approved for issuance upon conversion of the Note (the “Payoff Shares”), in full satisfaction of the Company’s obligations under the Note (the satisfaction of the Note, the payment of the Cash Payment Amount and the issuance of the Payoff Shares are collectively referred to herein as the “Note Payoff”). In addition, Kips Bay agreed not to sell or trade any of the Payoff Shares on or prior to October 31, 2025.

Amendment to Warrants

On August 8, 2025, the Company amended certain outstanding common stock purchase warrants held by Georges Trust and Alvin Fund (the “Warrant Amendments”), whereby the Company agreed to extend the expiration date from December 31, 2025 to December 31, 2027 for (i) Georges Trust’s aggregate 100,000 warrants to purchase common stock, exercisable at $4.56 per share, issued pursuant to that certain (A) Common Stock Purchase Warrant, dated as of December 15, 2022, as amended on April 22, 2024, (B) Common Stock Purchase Warrant, dated as of December 15, 2022, as amended on April 22, 2024, and (C) Common Stock Purchase Warrant, dated as of August 22, 2022, as amended on April 22, 2024, and (ii) Alvin Fund’s 120,000 warrants to purchase common stock, exercisable at $4.56 per share, issued pursuant that certain Common Stock Purchase Warrant, dated as of November 12, 2023, as amended on April 22, 2024. Georges Trust and Alvin Fund are the creditors that entered into amendments to their promissory notes in connection with the Debt Exchange.

Outlook

Our goal is to Accelerate the Commercialization of Breakthrough Technologies. Comstock innovates and commercializes technologies, systems and supply chains that extract, integrate and convert under-utilized waste and natural resources into clean energy products, including pioneering technologies that produce electrification metals from end-of-life electronics, and investments, like Green Li-Ion, that produces electrification products from recycled electrification waste and Bioleum, that produces renewable fuels from waste, purpose grown energy crops and other forms of woody biomass.

We are pushing the boundaries of what is possible in technology and sustainability by leveraging our teams’ unique skills, our investments and the related diverse technology portfolios and our frontier research and development networks toward achieving breakthrough innovations that deliver meaningful positive impact across industries, economies and communities. The primary focus for 2025 is the commercialization of Comstock Metals and the continuous innovation, development and engineering of technologies and solutions, by us and by our partners, that support the efficient conversion of these resources into clean, profitable energy products.

Corporate

The growth opportunities for both Comstock Metals and Bioleum have developed well beyond our original plans, and we have attracted some of the most sophisticated partners for investment, feedstock, technology, operations, and offtake, with many now evaluating or having already direct investments and that are exploring deeper integrations and strategic transactions.

During the first quarter, the Company’s authorized share capacity was properly repositioned for more effectively and substantively capitalizing on these opportunities, while in the meantime, both Bioleum and Green Li-ion have successfully completed their own independent direct fundings using their own equity on terms that are non-dilutive to Common Stock of the Company. These self-funding activities with keenly strategic capital partners, enabling the Company to solidify its own capital base, unlock the value in each of its businesses and investments, and extend the functionality of its system for tremendous growth potential.

On February 24, 2025, the Company increased its authorized capital capacity by implementing a 1:10 reverse stock split, without a corresponding decrease in the existing 245,000,000 authorized shares, effectively increasing the Company's authorized capital resources with sufficient available authorized shares of common stock that positions the right capital sources, liquidity, and profile that we believe has already begun attracting more of the right amounts and types of capital resources needed to grow the Company’s value.

The Company’s Corporate objectives for the rest of 2025 include:

•	Monetize our legacy real estate and non-strategic investments for over $50 million;
•	Ensure adequate liquidity and capital resources sufficient to support the next phases of Metals growth; and
•	Finalize, communicate and implement plans to unlock maximum value from the separation of Bioleum.

This ultimately results in two high-growth companies: a renewable metals and mining company headquartered in Nevada, and a renewable fuels company headquartered in Oklahoma and with major operations already functioning in Wisconsin.

Comstock Metals

Comstock Metals has now been operating its first commercial demonstration facility for nearly 18 months and in November of 2024, submitted permits for the first industry-scale photovoltaic recycling facility. The industry-scale facilities are anticipated to ultimately operate at least 100,000 tons of annual capacity. Site selection activities are ongoing for the next two industry-scale facilities and associated storage sites. The Company plans to ultimately build up to 7 industry-scale U.S. based recycling facilities.

The Company's Metals objectives for the rest of 2025 include:

•	Maximize three-shift production and revenue from the demonstration scale production facility;
•	Secure sufficient funding for scale-up of the first Nevada site to industry-scale;
•	Expand local county storage capacity adjacent to our first industry-scale facility;
•	Complete permitting for our first industry-scale facility in Silver Springs, NV;
•	Procure, deploy, and assemble plant and equipment for our first industry-scale facility in Silver Springs, NV;
•	Secure additional Master Service Agreements (MSA) with national and regional customers;
•	Complete site selection and preliminary development for two additional solar panel recycling locations;
•	Expand the system globally with international strategic and capital partners;
•	Advance and expand R&D efforts to recover more and higher-purity materials from recycled streams for offtake; and
•	A Closing on equity and/or debt financing that accelerates the deployment of the first three industry facilities.

Comstock Mining

Comstock Mining has amassed the single largest known repository of historical and current geological data within the Comstock mineral district, including extensive geophysical surveys, geological mapping, and drilling data, including the Dayton resource.

The Company's Mining objectives for the rest of 2025 include:

•	Receive cash proceeds of over $2.0 million from prior mineral leases and asset sales from the northern claims;
•	Commercialize agreements that either monetize or enable resource expansion of the central claims;
•	Complete the preliminary mine plans that enable the economic development of the southern district claims; and
•	Commence work for expanding and upgrading the Dayton resource into proven and probable reserves.

The Company’s 2025 efforts will apply economic analysis to Comstock’s existing gold and silver resources progressing toward preliminary economic feasibility for the southern part of the district and the ultimate development of full mine and reclamation plans and the development of post productive land and community development plans.

Bioleum

Bioleum's biorefining technologies are commercially ready for deployment and offer growth-enabling performance. Bioleum is actively engaged in the planning and deployment of its first commercial demonstration facility and pursuing joint development and licensing agreements representing future revenue sources from technical and engineering services, royalties, and equity participation. These efforts include securing associated supply chain participants (including feedstock, site selection, engineering, construction and procurement, and offtake), performing preliminary and final engineering, and facilitating commissioning, construction, and operations, including with globally and locally recognized current and developing renewable fuels producers that, in certain cases, also represent a source of strategic capital for funding the projects.

Bioleum’s objectives for the rest of 2025 include:

•

Stand up a separate, stand-alone, well-capitalized, renewable fuels business through a directly financed separation of Bioleum entity that is solely focused on advancing our objective of delivering hundreds of millions of barrels by 2035 and a public offering;

•	Close on subsidiary-level “Series A” equity financing in the Fuels entity;
•	Plan and integrate a local, Hexas-based, fuel farm based into its first commercial biorefinery;
•	Complete site selection for first commercial biorefinery project in Oklahoma, including feedstock and offtake;
•	Secure sufficient project-level financing for first Oklahoma-based commercial biorefinery project;
•	Execute additional revenue generating licenses and other commercial agreements;
•	Expand integrated pilot production capabilities to up to two barrels per week of intermediates and fuels; and
•	Advance its innovation and development efforts toward even higher yields, lower costs and lower capital.

Bioleum’s commercialization plans also include multiple joint development projects, with each joint development project, such as Bioleum's SACL and other licensees, with the potential for generating hundreds of millions of dollars per year in technical services, engineering, and licensing revenues. Comstock Fuels also offers integrations of its solutions into existing agriculture, forestry, pulp and paper, ethanol, and petroleum infrastructure to generate additional technical services, engineering and royalty revenues. The plans also include integrating Bioleum’s high yield Bioleum refining platform with Hexas’ high yield energy crops to provide enough feedstock to produce upwards of 100 barrels of fuel per acre per year, effectively transforming agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost domestic and global energy independence.

Strategic Investments

Investment in Green Li-ion

Green Li-ion continues making meaningful progress in the development and deployment of its system that remanufactures critical precursor cathode active materials (“PCAM”), having now deployed its first commercial battery remanufacturing facility from fully recycled battery materials deployed. The Company intends to sell the remaining 35,662 Green Li-ion preferred shares in 2026.

Investments in others non-mining real estate, water rights and securities

The Company has announced plans for selling its non-mining real estate and water rights anticipated in the latter part of 2026.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s web site address is www.comstock.inc. The Company’s web site and the information contained on, or that can be accessed through, the web site are not part of this prospectus supplement.

FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: future market conditions; future explorations or acquisitions, divestitures, spin-offs or similar distribution transactions; future changes in our research, development and exploration activities; future financial, natural, and social gains; future prices and sales of, and demand for, our products and services; land entitlements and uses; permits; production capacity and operations; operating and overhead costs; future capital expenditures and their impact on us; operational and management changes (including changes in the Board of Directors); changes in business strategies, planning and tactics; future employment and contributions of personnel, including consultants; future land and asset sales; investments, acquisitions, joint ventures, strategic alliances, business combinations, operational, tax, financial and restructuring initiatives, including the nature, timing and accounting for restructuring charges, derivative assets and liabilities and the impact thereof; contingencies; litigation, administrative or arbitration proceedings; environmental compliance and changes in the regulatory environment; offerings, limitations on sales or offering of equity or debt securities, including asset sales and associated costs; and future capital needs, revenues, variable costs, throughput rates, operating expenses, debt levels, cash flows, margins, taxes and earnings.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement and our Annual Report on Form 10-K, and the following: adverse effects of climate changes or natural disasters; adverse effects of global or regional pandemic disease spread or other crises; global economic and capital market uncertainties; difficulties involved in developing renewable, decarbonizing and/or clean energy technologies, hazards and uncertainties associated with hazardous material and metal recycling, processing or mining and mineral extraction activities; the speculative nature of gold or mineral exploration, and aluminum, cadmium, copper, silica, silver, steel, and other metal and materials recycling, including risks of diminishing quantities or grades of qualified resources; operational or technical difficulties in connection with exploration, metal recycling, material processing or mining activities; costs, hazards and uncertainties associated with precious and other metal based activities, including environmentally friendly and economically enhancing, novel clean mining and processing technologies, precious metal exploration, resource development, economic feasibility assessment, environmental reclamations and historical restorations and cash generating mineral production; contests over our title to properties; potential dilution to our stockholders from our stock issuances, recapitalization and balance sheet restructuring activities; potential inability to comply with applicable government regulations or law; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays; challenges to, or potential inability to, achieve the benefits of business opportunities, including research and development stage activities that may be presented to, or pursued by, us, including those involving quantum computing and material science based artificial intelligence supported advanced materials development and development services, development of cellulosic technology in bio-fuels and related material production; commercialization of cellulosic technology in bio-fuels; ability to successfully identify, finance, complete and integrate acquisitions, joint ventures, strategic alliances, collaborative research and development agreement, business combinations, asset and equity investment sales, and investments that we may be party to in the future; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to capital constraints; equipment failures; fluctuation of prices for gold or certain other commodities (such aluminum, cadmium, copper, silica, silver, steel, and other metal and materials, cyanide, water, diesel, gasoline and alternative fuels and electricity); changes in generally accepted accounting principles; adverse effects of war, mass shooting, terrorism and geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies, equipment and raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to satisfy debt and lease obligations; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the Securities and Exchange Commission; potential inability to list our securities on any securities exchange or market or maintain the listing of our securities; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows, or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events, or otherwise.

THE OFFERING

Common Stock offered by us	shares of Common Stock, $0.000666 par value, per share.

Price per Share	$

Pre-Funded Warrants offered by us	We are also offering, in lieu of Common Stock to certain investors, Pre-Funded Warrants to purchase shares of our Common Stock. The purchase price of each Pre-Funded Warrant equals the price per share at which the Common Stock is being sold to the public in this Offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. Each Pre-Funded Warrant will be exercisable at any time after its original issuance and shall terminate upon exercise in full of such Pre-Funded Warrant. See “Description of Securities Being Offered—Pre-Funded Warrants.” This prospectus supplement also relates to the registration of the Common Stock issuable upon exercise of such Pre-Funded Warrants.

Underwriter Warrants	We have agreed to issue warrants to the Underwriter to purchase up to shares of Common Stock (equal to percent ( %) of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold in this offering, including any shares of our Common Stock sold pursuant to the Underwriter’s over-allotment option) (the “Underwriter Warrants”). The Underwriter Warrants will be exercisable at a price of $ per share. The Underwriter Warrants are exercisable at any time and from time to time, in whole or in part, during a period commencing one hundred eighty (180) days from the date of this prospectus supplement and expiring on the five-year anniversary of the date of this prospectus supplement.

Common Stock to be outstanding after this offering	shares of our Common Stock (or shares if the Underwriter exercises its option to purchase additional shares in full) assuming all of the Pre-Funded Warrants issued in this offering are exercised and assuming no exercise of any Underwriter Warrants.

Over-allotment Option	We have granted to the Underwriter the option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional shares of our Common Stock at the public offering price, less underwriting discounts and commissions, to cover overallotments, if any.

Use of Proceeds

We intend to use the net proceeds from this offering to make (i) a capital contribution to Northern Comstock in an amount of $1,412,500 within five business days upon completion of the offering and (ii) the Cash Payment Amount to Kips Bay on or before August 19, 2025, pursuant to the terms of the Payoff Agreement, and any remaining net proceeds for general corporate purposes, including the payment of existing indebtedness, development expenses and capital expenditures associated with commercializing our first industry scale facility for Comstock Metals. See “Use of Proceeds.”

Lock-up Agreements	We have agreed with the Underwriter, for a period 75 days from the date of this prospectus supplement, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our Common Stock or Common Stock equivalents or file any registration statement or amendment or supplement thereto, other than this prospectus supplement. In addition, our officers and directors have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock for a period of 75 days from the date of this prospectus supplement. See “Underwriting” for more information.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on the next page of this prospectus supplement before investing in our Common Stock.

NYSE American symbol	LODE

The number of shares of Common Stock to be outstanding after the offering is based on 35,483,189 shares issued and outstanding at August 12, 2025, and excludes the following, in each case, as of such date:

•	up to 726,000 shares of Common Stock reserved for issuance under the Comstock Inc. 2022 Equity Incentive Plan and the Comstock Mining Inc. 2020 Equity Incentive Plan;
•	220,000 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $4.56 per warrant; and
•	447,724 shares of Common Stock issuable pursuant to the terms of the Payoff Agreement.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter’s option to purchase additional shares of Common Stock from us, no exercise of any of the outstanding warrants and no conversion of the outstanding convertible notes referred to above (other than those Pre-Funded Warrants sold in this offering).

RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors included below, as well as the risk factors discussed under the heading “Risk Factors” in the Form 10-K and the Form 10-Q, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our Common Stock decline, and you could lose all or a part of your investment.

Risks Relating to the Company’s Common Stock and this Offering

The Company may issue additional Common Stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.

The Company is currently authorized to issue 245,000,000 shares of Common Stock, of which 35,483,189 were issued and outstanding as of August 12, 2025, and 50,000,000 shares of preferred stock, of which no Preferred Shares are issued or outstanding as of August 12, 2025. To maintain its capital at desired levels or to fund future growth, the Board may decide from time to time to issue additional shares of Common Stock, or securities convertible into, exchangeable for or representing rights to acquire shares of Common Stock. The sale of these securities may significantly dilute stockholders’ ownership interest and the market price of the Common Stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to the Company’s current stockholders that may adversely impact its current stockholders.

You may experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.

If the price per share of our Common Stock is offered at price that is substantially higher than the net tangible book value per share of our Common Stock, you will suffer substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. The net tangible book value of our Common Stock on March 31, 2025, was approximately $2.00 per share. Purchasing our Common Stock at a purchase price in excess of the net tangible book value per share, will result in you suffering an immediate and substantial dilution. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase Common Stock in this offering.

If we are unable to maintain the listing standards of the NYSE American, our Common Stock may be delisted, which may have a material adverse effect on the liquidity and value of our Common Stock.

Our Common Stock is traded on the NYSE American. To maintain our listing on the NYSE American, we must meet certain financial and liquidity criteria. The market price of our Common Stock has been and may continue to be subject to significant fluctuation as a result of periodic variations in our revenues and results of operations. If we fail to meet any of the NYSE American’s listing standards, we may be delisted. In the event of delisting, trading of our Common Stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which could have a material adverse effect on the market liquidity and value of our Common Stock.

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other stockholders may disagree.

We intend to use the net proceeds from this offering to make (i) a capital contribution to Northern Comstock in an amount of $1,412,500 within five business days upon completion of the offering and (ii) the Cash Payment Amount to Kips Bay on or before August 19, 2025, pursuant to the terms of the Payoff Agreement, and any remaining net proceeds for general corporate purposes, including the payment of existing indebtedness, development expenses and capital expenditures associated with commercializing our first industry scale facility for Comstock Metals. See the section entitled “Use of Proceeds.” Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our Common Stock.

The price of our Common Stock has and may continue to fluctuate significantly, which could negatively affect the Company and holders of our Common Stock.

The market price of our Common Stock is subject to volatility, has fluctuated, and may continue to fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the mining, metals, recycling or environmental remediation industries generally, coordinated trading activities, large derivative positions or the macroeconomic outlook. The price of our Common Stock has been, and may continue to be, highly volatile in response to our recent transactions. Certain events or changes in the market or our industries generally are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, factors that could impact our trading price include:

•	our actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;
•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other industry participants;
•	failure to declare dividends on our Common Stock from time to time;
•	reports in the press or investment community relating to our reputation or the financial services industry;
•	developments in our business or operations, or our industry sectors generally;
•	any future offerings by us of our Common Stock;
•

any coordinated trading activities or large derivative positions in our Common Stock, for example, a short squeeze, which occurs when a number of investors take a short position in a stock and have to buy the borrowed securities to close out the position at a time that other short sellers of the same security also want to close out their positions, resulting in surges of stock prices when demand is greater than supply;

•	legislative or regulatory changes affecting our industry generally or our business and operations specifically;

•	the operating and stock price performance of companies that investors consider to be comparable to us;
•	announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or our competitors;
•	expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by this offering;
•	actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers;
•	proposed or final regulatory changes or developments;
•	anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and
•

other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity prices, credit or asset valuations or volatility.

Holder of Pre-Funded Warrants will have no rights as holders of shares of Common Stock until such Pre-Funded Warrants are exercised.

Until the holder of the Pre-Funded Warrants issued in the offering acquires shares of Common Stock upon exercise of such Pre-Funded Warrants, the holder will have no rights with respect to the shares of Common Stock underlying such Pre-Funded Warrants. Upon exercise of any Pre-Funded Warrants, the holder will be entitled to exercise the rights of a holder of shares of Common Stock only as to matters for which the record date occurs after the exercise date.

There will be no market for the Pre-Funded Warrants.

We have not applied and do not intend to apply to list the Pre-Funded Warrants on any securities exchange. There will be no market through which the Pre-Funded Warrants may be sold and purchasers may not be able to resell the Pre-Funded Warrants purchased in the offering. This may affect the pricing of the Pre-Funded Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Pre-Funded Warrants, and the extent of issuer regulation.

We will not receive any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-funded Warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise or through a “cashless exercise” procedure. Accordingly, we will not receive any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

USE OF PROCEEDS

We intend to use the net proceeds from this offering to make (i) a capital contribution to Northern Comstock in an amount of $1,412,500 within five business days upon completion of the offering and (ii) the Cash Payment Amount to Kips Bay on or before August 19, 2025, pursuant to the terms of the Payoff Agreement, and any remaining net proceeds for general corporate purposes, including the payment of existing indebtedness, development expenses and capital expenditures associated with commercializing our first industry scale facility for Comstock Metals.

CAPITALIZATION

The following table shows our cash and cash equivalents, available-for-sale securities and capitalization as of March 31, 2025:

•	on an actual basis;
•	on an as adjusted basis to give effect to the Debt Exchange and the Note Payoff; and
•	on an as further adjusted basis to give effect to the sale of shares of our Common Stock (and no Pre-Funded Warrants at a price per share of , after deducting the Underwriter fees and estimated offering expenses payable by us.

This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Form 10-K and the Form 10-Q and other reports filed by us with the SEC, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2025
	Actual	As Adjusted (Debt Exchange and Note Payoff )	As Further Adjusted (Offering)
	(unaudited)
Cash and cash equivalents	$3,906,773	$	$

Debt obligations (including current portion)	$13,904,372	$	$

Common stock, $0.000666 par value, 245,000,000 shares authorized, actual, as adjusted and as further adjusted; 26,903,872 shares issued and outstanding, actual; shares issued and outstanding, as adjusted; shares issued and outstanding as further adjusted	160,410
Additional paid-in capital	404,132,520
Accumulated deficit	(344,744,996)

Total stockholders’ equity	59,547,934

Total capitalization	$73,452,306	$	$

The numbers of shares of Common Stock to be outstanding after the Debt Exchange and the Note Payoff and after the offering are based on 26,903,872 shares of Common Stock outstanding as of March 31, 2025, and exclude the following, in each case, as of such date:

•	up to 726,000 shares of Common Stock reserved for issuance under the Comstock Inc. 2022 Equity Incentive Plan and the Comstock Mining Inc. 2020 Equity Incentive Plan;
•	2,900,000 shares of Common Stock issued to certain creditors of the Company in connection with the Debt Exchange;
•	220,000 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $4.56 per warrant;
•	447,724 shares of Common Stock issuable to the Kips Bay pursuant to the terms of the Payoff Agreement; and
•	132,573 shares of Common Stock issued to Northern Comstock on August 4, 2025.

The amount of the Company’s debt obligations following the offering gives effect to the repayment of $                      of outstanding indebtedness in connection with the Debt Exchange and the Note Payoff. The amount of cash and cash equivalents following the offering assumes that no cash payment will be required by the Company on the True-Up Date. See “Recent Developments——Debt Exchange,” and “——Kips Bay Payoff Agreement.”

The amount of the Company’s cash and cash equivalents following the offering assume a capital contribution to Northern Comstock LLC in an amount of $1,412,500 within five business days upon the completion of the offering as well as the payment by the Company of the Cash Payment Amount to Kips Bay on or before August 19, 2025. See “Use of Proceeds.”

Dividend Policy

We have never declared or paid any dividends on our Common Stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant. We are restricted from declaring or paying Common Stock dividends in cash under the terms of our preferred stock.

DILUTION

Investors in shares of our Common Stock offered in this offering will experience an immediate dilution in the net tangible book value of their Common Stock from the public offering price of the Common Stock. The net tangible book value of our Common Stock as of March 31, 2025, was approximately $53.7 million, or approximately $2.00 per share of Common Stock. Net tangible book value per share of our Common Stock is calculated by subtracting our total liabilities from our total tangible assets (which is equal to total assets less intangible assets) and dividing this amount by the number of shares of Common Stock outstanding as of such date.  We have presented dilution in pro forma net tangible book value per share assuming the full exercise of the Pre-Funded Warrants.

Dilution per share represents the difference between the public offering price per share of our Common Stock and the adjusted net tangible book value per share of our Common Stock included in this offering after giving effect to this offering. Any sale of our Common Stock in this offering at a price per share greater than the net tangible book value per share will result in (after giving effect to such sale and deducting discounts, commissions estimated offering expenses payable by us) an increase in our as adjusted net tangible book value per share of Common Stock with respect to our existing stockholders and an immediate and substantial dilution in net tangible book value per share of Common Stock to new investors purchasing shares in this offering.

Offering price per share			$
Net tangible book value per share as of March 31, 2025		$2.00
Increase in net tangible book value per share attributable to the Debt Exchange and the Note Payoff
As adjusted net tangible book value per share after the Debt Exchange and the Note Payoff
Increase in net tangible book value per share attributable to this offering	$
Net tangible book value per share after this offering			$
Dilution per share to new investors			$

If the Underwriter exercises in full its over-allotment option, our net tangible book value after the offering would be $      million, or approximately $      per share, the increase in the net tangible book value to existing stockholders would be $      per share, and the dilution to new investors purchasing securities in this offering would be $      per share.

The number of shares of Common Stock to be outstanding after the offering is based on 26,903,872 shares of Common Stock outstanding as of March 31, 2025, and excludes the following, in each case, as of such date:

•	up to 726,000 shares of Common Stock reserved for issuance under the Comstock Inc. 2022 Equity Incentive Plan and the Comstock Mining Inc. 2020 Equity Incentive Plan;
•	2,900,000 shares of Common Stock issued to certain creditors of the Company in connection with the Debt Exchange;
•	220,000 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $4.56 per warrant;
•	447,724 shares of Common Stock issuable to the Kips Bay pursuant to the terms of the Payoff Agreement; and
•	132,573 shares of Common Stock issued to Northern Comstock on August 4, 2025.

DESCRIPTION OF SECURITIES BEING OFFERED

Common Stock

We are offering shares of our Common Stock in this offering. See “Description of Capital Stock” in the accompanying prospectus for more information regarding our shares of Common Stock.

Pre-Funded Warrants

Each Pre-Funded Warrant will entitle the holder to acquire, subject to adjustment as summarized below, a number of shares of Common Stock, the exercise price for which has been pre-funded other than a nominal exercise price of $0.001 per share of Common Stock. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice, thereby canceling all or a portion of such holder’s Pre-Funded Warrants. The Pre-Funded Warrants may be exercised on a “cashless” basis. The Pre-Funded Warrants will not expire until they are exercised in full.

If we reorganize, consolidate, amalgamate or merge with any other body corporate, if we reclassify our shares of Common Stock or the shares of Common Stock are effectively converted or exchanged for other securities, cash or property (other than a subdivision, consolidation or share dividend resulting in an adjustment as described above), if holders of shares of our Common Stock representing more than 50% of the voting power of the shares of our Common Stock tender their shares in a take-over bid, tender offer, exchange offer or pursuant to a stock purchase agreement or other business combination, or we transfer all or substantially all of its assets (in each case, and as may be described in further detail in the terms of the Pre-Funded Warrant, a “Fundamental Transaction”), then a holder of a Pre-Funded Warrant, upon exercise of thereof, will be entitled to receive such securities and/or other property (including cash) as if the holder had exercised the Pre-Funded Warrant before such Fundamental Transaction (without regard to any restrictions on exercise of the Pre-Funded Warrant as described below).

The Pre-Funded Warrant provides that notwithstanding any other terms thereof, we shall not effect the exercise of any portion of the Pre-Funded Warrants, and the holder of Pre-Funded Warrants shall not have the right to exercise any portion of the Pre-Funded Warrants, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the holder of the Pre-Funded Warrants, together with its affiliates and other “attribution parties” as may be defined in the Pre-Funded Warrant, beneficially owns or would beneficially own a number of Common Shares in excess of 4.99% (which can be increased at the election of the holder of the Pre-Funded Warrant to 9.99%) (the “Specified Percentage”) of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon exercise of such Pre-Funded Warrants. Notwithstanding the foregoing, a holder of Pre-Funded Warrants, upon notice to the Company, may increase or decrease the Specified Percentage subject to certain restrictions.

No fractional Warrant Shares will be issuable upon the exercise of any Pre-Funded Warrants. In lieu of any fractional shares that would otherwise be issuable, the number of shares of Common Stock to be issued shall be rounded down to the next whole number and the Company shall pay the holder in cash the fair market value for any such fractional shares. Holders of Pre-Funded Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Stock would have.

We have not applied and do not intend to apply to list the Pre-Funded Warrants on any securities exchange. There will be no market through which the Pre-Funded Warrants may be sold and purchasers may not be able to resell the Pre-Funded Warrants purchased in the offering. This may affect the pricing of the Pre-Funded Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Pre-Funded Warrants, and the extent of issuer regulation.

UNDERWRITING

We have entered into an underwriting agreement with Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Underwriter”) with respect to the securities subject to this offering.

Subject to certain conditions, we have agreed to sell to the Underwriter such securities listed next to its name in the below table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

UNDERWRITER	NUMBER OF SHARES	NUMBER OF PRE-FUNDED WARRANTS
Titan Partners Group LLC, a division of American Capital Partners, LLC

The underwriting agreement provides that the obligation of the Underwriter to purchase the shares of Common Stock and Pre-Funded Warrants offered by this prospectus supplement and the accompanying prospectus is subject to certain conditions. The Underwriter is obligated to purchase all of the shares of Common Stock and Pre-Funded Warrants offered hereby other than those covered by the over-allotment option described below. The Underwriter is offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the Underwriter an option to buy up to an additional         shares of Common Stock from us at the public offering price less the underwriting discounts and commissions, to cover over-allotments, if any. The Underwriter may exercise this option at any time, in whole at any time or in part from time to time, during the 30-day period after the date of this prospectus supplement.

Discounts, Commissions and Expenses

The Underwriter proposes to offer the shares of Common Stock and Pre-Funded Warrants purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. After this offering, the public offering price and concession may be changed by the Underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

In connection with the sale of the Common Stock to be purchased by the Underwriter, the Underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriting commissions and discounts will be % of the gross proceeds of this offering, or $      per share of Common Stock, based on the public offering price per share set forth on the cover page of this prospectus supplement.

We will also be responsible for and will pay all expenses relating to the offering, including without limitation, reasonable out-of-pocket expenses incurred by the Underwriter that we have agreed to reimburse the Underwriter up to a maximum amount of $100,000, including the reasonable fees and disbursements of its counsel. We have also agreed to pay the Underwriter a non-accountable expense allowance in the amount of         percent (                           %) of the gross proceeds from this offering, or $      (including the gross proceeds from any shares of our Common Stock sold pursuant to the Underwriter's option to purchase additional shares of our Common Stock).

We estimate that our total offering expenses for this offering, net of the underwriting discounts and commissions, will be approximately $        million.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the Underwriter of the over-allotment option:

	Price Per Share	Price Per Pre-Funded Warrant	Total without Option	Total with Option
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds, before expenses, to us(2)	$	$	$	$

(1) The underwriting discount is % of the gross proceeds received from the sale of the securities in this offering.

(2) The amount of the offering proceeds to us presented in this table does not give effect to the exercise, if any, of the Pre-Funded Warrants being issued in connection with this offering.

Underwriter Warrants

Upon the closing of this offering, we have agreed to issue to the Underwriter, or its designees, Underwriter Warrants to purchase a number of shares of Common Stock equal to an aggregate of              % of the total number of shares of Common Stock and Pre-Funded Warrants sold in this public offering, including any shares of our Common Stock sold pursuant to the Underwriter's option to purchase additional shares of our Common Stock. The Underwriter Warrants will be exercisable at a per share exercise price equal to % of the offering price of the shares sold in this offering, or $      . The Underwriter Warrants are exercisable commencing six months after closing of this offering, and will be exercisable for a period of five years from the date of issuance.

The Underwriter Warrants and the shares of Common Stock underlying the Underwriter Warrants have been deemed compensation by FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. Neither the Underwriter nor its permitted assignees under such rule, may sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the securities underlying the Underwriter Warrants, nor will the Underwriter engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement.

Additionally, the Underwriter Warrants may not be sold, transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The Underwriter Warrants will provide for adjustment in the number and price of the Underwriter Warrants and the shares of Common Stock underlying such Underwriter Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Indemnification

We have also agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act and to contribute to payments that the Underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed that, for a period of seventy-five (75) days from the date of this prospectus supplement, without the prior written consent of the Underwriter, and subject to certain exceptions, neither we nor any of our subsidiaries shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our Common Stock or Common Stock equivalents or file any registration statement or amendment or supplement thereto, other than this prospectus supplement. We have also agreed that from the date of the underwriting agreement until the        anniversary of the closing of this offering, without the prior consent of the Underwriter, we will not undertake any offering of our securities involving a “Variable Rate Transaction” (as defined in the underwriting agreement).

In addition, each of our directors and officers has entered into a lock-up agreement with the Underwriter. Under the lock-up agreements, for a period of seventy-five (75) days from the date of this prospectus supplement, without the prior written consent of the Underwriter, the foregoing persons may not, subject to certain exceptions, offer, sell, contract to sell, lend, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by such person or any affiliate or any person in privity with such person), directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock.

The shares of Common Stock issued in connection with the Debt Exchange were issued as “restricted securities” as defined in Rule 144 under the Securities Act. The Company shall file a registration statement with respect to such shares for the benefit of the creditors within 90 days from the Debt Exchange, but in no event prior to the 75-day period following the date of this prospectus supplement without the prior written consent of the Underwriter.

In addition, the shares of Common Stock that will be issued to Kips Bay pursuant to the terms of the Payoff Agreement cannot be sold or traded on or prior to October 31, 2025.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the Underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the Underwriter’s website or our website and any information contained in any other websites maintained by the Underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as the Underwriter, and should not be relied upon by investors.

Passive Market Making

In connection with this offering, the Underwriter and selling group members may also engage in passive market making transactions in our Common Stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Listing

Our Common Stock is listed on the NYSE American under the symbol “LODE.” The last reported sale price of our Common Stock on August 11, 2025 was $3.05 per share. There is no established trading market for the Pre-Funded Warrants, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited. We have submitted an application to the NYSE American to list the shares of Common Stock offered hereby, including shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Underwriter Warrants.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the Underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the Underwriter of shares in excess of the number of shares the Underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the Underwriter is not greater than the number of shares that they may purchase pursuant to the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that the Underwriter may purchase pursuant to the over-allotment option. The Underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the Underwriter sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the Underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Common Stock. In addition, neither we nor the Underwriter make any representation that the Underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Other Relationships

The Underwriter is a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no securities have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
•

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities offered hereby has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

The securities offered hereunder may not be offered or sold to the public in Israel absent the publication of a prospectus that has been approved by the Israel Securities Authority (the “ISA”). This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, and has not been filed with or approved by the ISA and the securities offered hereunder have not been registered for sale in Israel. In Israel, this document is being distributed only to, and is directed only at, and any offer of the securities hereunder is directed only at investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)	where no consideration is or will be given for the transfer;
(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of securities, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Arab Emirates

The securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the securities or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the securities or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority, the Dubai Financial Services Authority or any other relevant licensing authorities in the United Arab Emirates.

United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that it may make an offer to the public in the United Kingdom of any securities at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the FSMA.

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering and certain other legal matters has been passed upon for us by McDonald Carano LLP, Reno, Nevada. Foley & Lardner LLP, Milwaukee, Wisconsin, is acting as our counsel regarding securities law matters. The Underwriter is being represented in connection with this offering by McGuireWoods LLP, New York, New York.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2024 and December 31, 2023, incorporated in this prospectus supplement by reference from the Form 10-K have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

No expert or counsel named in this prospectus supplement or the accompanying prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

PROSPECTUS

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Rights

Units

Warrants

From time to time, we may offer up to an aggregate of $50,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer shares of our $0.000666 par value, per share common stock (“Common Stock”) or preferred stock upon conversion of debt securities, Common Stock upon conversion of preferred stock, or Common Stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize the provision to you of one or more free writing prospectuses in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information we include in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents we incorporate by reference, before buying any of the securities being offered.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the NYSE AMERICAN under the symbol "LODE." The last reported price of our common stock on the NYSE AMERICAN LLC on March 11, 2025 was $2.42 per share. The aggregate market value of our outstanding voting common stock held by non-affiliates, based upon a closing sale price of our common stock on March 11, 2025 was $55,738,142.

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 7, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell securities pursuant to this prospectus. This prospectus provides you with a general description of the securities we may offer.

Each time we offer and sell our securities, we will provide a prospectus supplement that will contain specific information about the terms of the specific securities being offered and which may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 6, 2025 (the “2024 Form 10-K”);

(b) Our current reports on Form 8-K filed with the Commission on January 13, 2025, January 21, 2025, January 31, 2025, February 7, 2025, February 13, 2025, February 18, 2025, February 20, 2025, and February 28, 2025; and

(c) The description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, in lieu of the description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Inc.

117 American Flat Road

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2024 Form 10-K, the Form 10-Qs and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

OVERVIEW

Comstock innovates and commercializes technologies that extract and convert under-utilized natural resources into clean energy products, including remarkable new technologies that produce renewable fuels from waste and other forms of woody biomass and electrification metals from end-of-life electronics. We are also developing and using artificial intelligence technologies for advanced materials development, and preparing our defined mineral resources for mining and monetization.

Our goal is to build extraordinary shareholder value by using systemic management practices, disciplined frontier scientific discovery, and applied engineering to innovate, develop, and commercialize technologies that facilitate the increased production, storage, distribution, and use of clean energy across entire industries. Our operations primarily involve innovating, developing, deploying, and monetizing clean energy technologies with integrated teams in dedicated lines of business, including renewable fuels, metals, and mining. Our plans to generate revenue and throughput involve using and licensing our technologies, including by creating financial and other incentives to enable and motivate our customers, licensees, and other stakeholders to use their capital, infrastructure, and other resources to accelerate and maximize adoption.

We also make, own and manage investments in related assets to support our businesses, including multiple existing minority equity positions and partnerships in strategic technology developers, two renewable fuels demonstration facilities in Wisconsin, and a metals recycling demonstration facility in Nevada. We additionally own and manage direct investments in northern Nevada real estate comprised of industrial and commercial properties, strategic water rights and approximately twelve square miles of mining claims and related surface parcels that we own, lease and/or have a royalty interest in that also contain measured, indicated and inferred mineral resources of gold and silver.

Lines of Business

Fuels Segment

Our Fuels Segment is administered by our subsidiary, Comstock Fuels Corporation (“Comstock Fuels”). Comstock Fuels delivers advanced lignocellulosic biomass refining solutions that set industry benchmarks for production of cellulosic ethanol, gasoline, renewable diesel, sustainable aviation fuel (“SAF”), and other renewable Bioleum™ fuels, with extremely low carbon intensity scores of 15 and market-leading yields of up to 140 gallons per dry metric ton of feedstock (on a gasoline gallon equivalent basis, or “GGE”), depending on feedstock, site conditions, and other process parameters. Comstock Fuels additionally holds the exclusive rights to intellectual properties developed by Hexas Biomass Inc. (“Hexas”) for production of purpose grown energy crops in liquid fuels applications with proven yields exceeding 25 to 30 dry metric tons per acre per year. The combination of Comstock Fuels’ high yield Bioleum refining platform and Hexas’ high yield energy crops allows for the production of enough feedstock to produce upwards of 100 barrels of fuel per acre per year (at 42 gallons per barrel), effectively transforming marginal agricultural lands with regenerative practices into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost regional energy security and rural economies. Comstock Fuels plans to contribute to domestic energy dominance by directly building, owning, and operating a network of Bioleum Refineries in the U.S. to produce about 200 million barrels of renewable fuel per year by 2035, starting with its planned first 400,000 barrel per year commercial demonstration facility in Oklahoma. Comstock Fuels also licenses its advanced feedstock and refining solutions to third parties for additional production in the U.S. and global markets, including several recently announced and other pending projects. Our Fuels Segment does not currently generate revenue but is anticipated to do so from recently announced agreements for licensing and related engineering services in Australia, New Zealand, Malaysia, Vietnam and Pakistan.

Comstock Fuels operates two pilot facilities, including a feedstock conversion and biointermediate production pilot in Wausau, Wisconsin (“Wausau Facility”), and a biointermediate conversion and renewable fuel production pilot in Madison, Wisconsin (“Madison Facility”). Comstock Fuels is also focused on additional innovations to improve on its existing commercial process by increasing its market-leading yields and carbon intensities while driving costs down in pursuit of fossil parity. To that end, Comstock Fuels’ innovations group has partnered with National Renewable Energy Laboratory (“NREL”), the Massachusetts Institute of Technology (“MIT”), RenFuel K2B AB (“RenFuel”), Emerging Fuels Technologies Inc. (“EFT”), and others with sponsored research, licensing, and other agreements.

We intend to transition Comstock Fuels to directly supporting its continued development with the proceeds of a planned Series A subsidiary preferred equity offering in 2025 (“Series A Financing”) as well as subsidiary project equity and debt financings that includes a recent allocation of $152 million from the State of Oklahoma in project activity bonds for the construction of its planned first 400,000 barrel per year facility in Oklahoma. Effective February 28, 2025, Comstock Fuels entered into a series of definitive agreements with subsidiaries of Marathon Petroleum Corporation (“Marathon”), involving the purchase of $14,000,000 in Comstock Fuels equity as part of Comstock Fuels’ planned Series A Financing, subject to a $700,000,000 valuation cap (“Investment”). The purchase price includes $1,000,000 in cash and $13,000,000 in payment-in-kind assets comprised of equipment, related intellectual properties, and other materials located at Marathon’s former renewable fuel demonstration facility in Madison, Wisconsin (“Payment-In-Kind Assets”).

Metals Segment

Our Metals Segment has operated a demonstration-scale solar panel recycling facility since early 2024, generating $401,238 in revenue for the year ended December 31, 2024, through service fees for decommissioning, tipping fees for receiving and processing end-of-life solar panels, and offtake sales of high-value recycled materials, including aluminum, copper, glass, and concentrated precious metals. This facility has proven our capability to deliver environmentally superior recycling solutions that support U.S. industry while reducing landfill waste.

Comstock Metals has initiated permitting and development of its first industry-scale production facility, located on the same campus as the demonstration facility to scale the operation. This strategically located facility will enable the seamless transition of proven processes from demonstration to full-scale production. Once operational, the industry-scale facility is expected to significantly enhance our ability to meet the growing demand for domestically recovered metals, supporting the needs of American manufacturers, and infrastructure projects.

Our mission is to create a robust domestic supply chain for critical materials by innovating and scaling sustainable recycling technologies. The Company plans to build three facilities in the United States. Comstock Metals is advancing a vision of American energy and resource independence while delivering economic and environmental value.

Our Metals Segment's 2025 objectives include (1) closing on direct equity and/or debt financing into Comstock Metals sufficient to fund the construction and commissioning of the Company’s first industry-scale facility, (2) submitting all prerequisite permits, (3) finalizing the industry-scale engineering, (4) ordering all of the industry-scale equipment for our first industry-scale facility, and (5) securing larger and longer terms supply contracts and accelerating site selection for our second and third facilities.

Mining Segment

Our Mining Segment generated income from leases, licenses, and related fees during 2024, and is administered by our wholly owned subsidiaries, Comstock Mining LLC, Comstock Processing LLC and various other local subsidiaries that collectively own, control, or retain royalty interest in twelve square miles of properties of patented mining claims, unpatented mining claims and surface parcels in northern Nevada, including six and a half miles of continuous mineralized strike length (the “Comstock Mineral Estate”).

On December 18, 2024, the Company entered a binding membership interest purchase agreement with Mackay pursuant to which the Company sold all of its right, title, and interest in its wholly owned subsidiary Comstock Northern Exploration LLC, and the Company's 25% interest in Pelen to Mackay, for an aggregate purchase price of $2,750,000. The Northern Targets encompass both the Gold Hill and Occidental Lode claim groups in Storey County, Nevada. Pelen owns certain claims adjacent to and/or relevant to these northern claim groups. For the year ended December 31, 2024, the Company recognized a gain on sale of mineral rights of $0.8 million. The Company was paid $1.0 million in cash with another $0.75 million previously due and expected to be paid by March 30, 2025, plus an additional $1.0 million that will be paid within 45 days of the completion of Mackay’s public listing, at the election of Mackay, in either cash or their publicly registered common stock. The $1.0 million from the public listed shares is guaranteed by the value date of October 31, 2025.

On June 30, 2023, the Company entered a Mineral Exploration and Mining Lease Agreement (“Mackay Mining Lease”) with Mackay. Since entering the Mackay Mining Lease, the Company has received cash of $3.2 million in initial and ongoing lease payments and will also receive an additional, final pro-rata lease payment associated with these properties of $0.5 million expected to be paid by March 30, 2025. The Mackay Mining Lease terminated on December 18, 2024.

Our Mining Segment's 2025 objectives include (1) advancing the preliminary economic assessment for the Dayton Consolidated Project and (2) the development of preliminary Dayton mine and reclamation plans, progressing toward full economic feasibility for the southern part of the district.

Strategic Investments Segment

We own and manage several investments and projects that are strategic to our plans and ability to produce and maximize throughput in our Fuels, Metals, and Mining Segments, that are held for the purpose of complementing or enhancing our mission of accelerating the commercialization of hard technologies for the energy transition and creating value but that are not a component of such other segments or otherwise have distinct operating activities. Our Strategic Investments Segment includes minority equity and equity-linked investments in Green Li-ion Pte Limited (lithium-ion battery component recycler and remanufacturing), RenFuel (advanced biofuel development and production), Hexas (propagation and production of purpose grown energy crops), and Sierra Springs Opportunity Fund (northern Nevada real estate) and other equity investments. In November 2024, we completed a transaction for the disposition of our minority equity investment in GenMat.

Sale of Investment in GenMat

On November 6, 2024, the Company, Deep Interstellar Research LLC (“DIR”) and GenMat entered into an agreement pursuant to which (i) the Company obtained 100% ownership of GenMat Development LLC (“AICo”) in exchange for all of the equity of GenMat previously owned by the Company, (ii) GenMat granted AICo a non-exclusive end user right and license (“EULA”) to use GenMat’s now and hereafter existing intellectual properties, including, without limitation, GenMat’s commercially available artificial intelligence for materials science services and products, and all current imaging and other data, analytics, artificial intelligence and other models, and other information, in both the form of data and a promulgated report, relating to Comstock’s mining properties in Nevada, and (iii) a credit against the amounts payable under the EULA equal to 100% of the Company’s cumulative historical investments in GenMat. The Company and GenMat also mutually agreed to terminate all prior transaction documents between the two companies. The Company determined under this agreement, the licensed intellectual property, including software applications, obtained from 100% ownership of AICo will be integrated and used for material discovery and advancement within the Company’s existing and enhanced innovation processes and likely has very little to no alternative future uses other than for the Company's own research and development activities.

Investment in Green Li-ion– Our wholly owned LINICO subsidiary has owned 37,162 preferred shares of Green Li-ion since 2021. On September 12, 2023, LINICO received gross proceeds of $795,510 from the sale of 1,500 Green Li-ion preferred shares (representing approximately 4% of the 37,162 of the shares then owned by LINICO). In 2023, the Company adjusted our investment's carrying value to fair value by increasing that value by $14,577,627 for the remaining 35,662 Green Li-ion preferred shares representing 13.34% of Green Li-ion. The Company intends to sell its remaining shares in 2026.

Investment in SSOF – During 2019, the Company invested $335,000 for 6,700,000 shares. From 2020 through November of 2023, the Company advanced $6,985,000 to SSOF and its subsidiary, for the purpose of purchasing land, payments for deposits on land and payments for an option on land and water rights purchases. On December 29, 2023, the Company and SSOF agreed to convert the full amount of the outstanding advances for an additional 3,880,556 common shares of SSOF stock (at a dollar value of $1.80 per share) that also resulted in an unrealized gain recognized of $11,725,000 on the original 6,700,000 shares. During 2024, SSOF issued additional equity of $750,000 at $1.80 per share to third-party investors and the Company invested an additional $530,000 in SSOF at $1.80 per share increasing our equity ownership to 17.27%.

SSOF is a qualified opportunity zone fund, that owns 100% of SSE, a qualified opportunity zone business. SSE and its subsidiaries own or controls approximately 2,500 acres of land, a manufacturing facility, significant senior, junior and effluent water rights, sewer rights and also owns and operates the Silver Springs Regional Airport LLC. The substantial majority of these properties are contiguous and strategically located within immediate proximity of Highway 50, State Route 492, the Northern Nevada Industrial Center and the Tahoe Reno Industrial Center where high tech companies like Tesla, Switch, Google, Microsoft, Tract and Redwood Materials, and over one hundred other companies are currently located, expanding or locating in this industrializing region.

Other

Investments in Properties – The Company directly owns three types of properties in Silver Springs, NV, including 98 acres of industrial land, 160 acres of commercial land, both centrally located in Silver Springs, just south of the Silver Springs Regional Airport and a portfolio of water rights. The Company has begun marketing these assets for sale as both industrial and commercial development as interest in Silver Springs, NV continuously increased during 2024, and accordingly classified these assets as held for sale in the consolidated balance sheet.

Outlook

Our goal is to Accelerate the Commercialization of Hard Technologies for Energy Markets. We are pushing the boundaries of what is possible in technology and sustainability by leveraging our teams’ unique skills, our diverse technology portfolio and our frontier research and development networks toward achieving breakthrough innovations that deliver meaningful positive impact across industries, economies, and communities. The primary focus for 2025 is the capitalization and commercialization of our renewable fuels and metals businesses and the corporate monetization of our legacy assets and investments.

Corporate

The growth opportunities for both Comstock Fuels and Comstock Metals have developed well beyond our original expectations, and we have attracted some of the most sophisticated partners for feedstocks, technologies, operations, governments, refining and offtake, with many now evaluating direct investments, and in multiple cases exploring deeper integrations with us, enabling us to extend the breadth of the system under our control. Our capital structure, balance sheet and public valuations have introduced complexities in these discussions but also fostered more collaborative relationships leading to additional opportunities across the country and world.

To achieve these growth objectives, on February 24, 2025, the Company increased its authorized capital capacity by implementing a 1:10 reverse stock split, without a corresponding decrease in the existing 245,000,000 authorized shares, effectively increasing the Company's authorized capital resources with sufficient available authorized shares of common stock that positions the right capital sources, liquidity, and profile that we believe best attracts the right amounts and types of capital resources needed to grow and maximize the value of our Company for our shareholders.

The Company’s Corporate objectives for 2025 include:

•	Increasing the authorized capital capacity of the Company to position the capital structure for high-value future growth;
•	Monetize our legacy real estate and non-strategic investments for over $50 million;
•	Ensure adequate liquidity and capital resources sufficient to support the next phases of growth; and
•	Finalize, communicate and implement plans to unlock maximum value from a spin-off of Comstock Fuels.

This ultimately results in two high-growth public companies: a renewable metals and mining company headquartered in Nevada, and a renewable fuels company headquartered in Oklahoma and with major operations already operating in Wisconsin.

Comstock Fuels

Comstock Fuel's biorefining technologies are commercially ready for deployment and offer growth-enabling performance for the Company and its prospective licensees and customers. Comstock Fuels is actively engaged in the planning and deployment of our first commercial demonstration facility and pursuing joint development and licensing agreements representing future revenue sources from technical and engineering services, royalties, and equity participation. The joint efforts include securing associated supply chain participants (including feedstock, site selection, and offtake), performing preliminary and final engineering, facilitating commissioning, construction, and operations with globally and locally recognized current and developing renewable fuel producers that, in certain cases, also represent a source of strategic capital for funding the projects.

Our commercialization plans also include multiple, global joint development projects, with each joint development project, like SACL and Gresham’s, with the potential for generating millions of dollars of technical services and engineering revenues and license agreements for additional production facilities that generate royalty revenues. The plans also include integrating our high yield Bioleum refining platform with Hexas’ high yield energy crops, when appropriate, capable of growing enough feedstock to produce upwards of 100 barrels of fuel per acre per year, effectively transforming agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost domestic and global energy independence.

The Company's objectives for 2025 include:

•	Complete site selection for first commercial biorefinery project in Oklahoma, including feedstock and offtake;
•	Plan and integrate a local, Hexas-based, fuel farm based into our first commercial biorefinery;
•	Secure and close on sufficient subsidiary-level equity financing, that is, a Series A for Comstock Fuels Corp;
•	Secure sufficient project-level financing for our first Oklahoma-based commercial biorefinery project;
•	Execute additional revenue generating commercial agreements for industry-scale joint development;
•	Commence revenues from engineering services associated with our existing global development partners;
•	Expand our integrated bio-intermediate pilot production capabilities, up to two barrels per day of oils and fuels; and
•	Advance our innovation and development efforts toward even higher yields, lower costs and lower capital.

Comstock Fuels initially plans to build and own its first four U.S. based industrial scale facilities, each of which is designed to convert 1 million tons per year of woody biomass into 140 million GGE, 3.3 million barrels of advanced biofuels, including sustainable aviation fuels and renewable diesel and then increase its production facilities to 200 million barrels by 2035.

Comstock Metals

Comstock Metals has now been operating its first commercial demonstration facility for nearly a full year. In 2024, the facility most recently operated on two shifts and is currently operating on three shifts. Site selection for the first “Industry Scale” photovoltaic recycling facility and related storage capacity is complete, with leases and initial storage permits secured and final engineering designs and remaining permitting processes well underway. Industry Scale facilities are anticipated to operate at 100,000 tons of annual capacity. Site selection activities are ongoing for the next two Industry Scale facilities and storage sites.

The Company's objectives for 2025 include:

•	Maximize three-shift production and revenue from the demonstration scale production facility;
•	Secure sufficient project-level funding for scale-up of the first Nevada site to industry-scale;
•	Complete permitting for our first “industry-scale” facility in Silver Springs, NV;
•	Procure, deploy, and assemble plant and equipment for our first “industry-scale” facility in Silver Springs, NV;
•	Complete site selection and preliminary development for two additional solar panel recycling locations;
•	Expand the system globally with international strategic and capital partners; and
•	Advance and expand R&D efforts to recover more and higher-purity materials from recycled streams for offtake.

Closing on direct equity and/or debt financing that accelerates the deployment of the first two industry facilities. Comstock Metals has also expanded its business into decommissioning services both as a revenue generator and a feeder for our recycling business and established preliminary markets for the sale of residual materials including aluminum, glass and silver-rich tailings. The capital expenditures for the first facility are expected to be $6 million in 2025 with commissioning in 2026. Billable revenues are expected to be five or six times greater in 2025, as compared to 2024, or approximately $2.5 million.

Comstock Mining

Comstock Mining has amassed the single largest known repository of historical and current geological data within the Comstock mineral district, including extensive geophysical surveys, geological mapping, and drilling data, including the Dayton resource.

The Company's objectives for 2025 include:

•	Receive cash proceeds of approximately $1.75 million from mineral leases and asset sales from the northern claims;
•	Commercialize additional mineral development agreements that both monetize and enable resource expansion of the central district claims;
•	Complete the preliminary mine plans that enable the economic development of the southern district claims; and
•	Commence work for expanding and upgrading the Dayton resource into proven and probable reserves.

The Company’s 2025 efforts will apply economic analysis to Comstock’s existing gold and silver resources progressing toward preliminary economic feasibility for the southern part of the district and the ultimate development of full mine and reclamation plans and the development of post productive land and community development plans.

Strategic Investments

Investment in Green Li-ion

Green Li-ion continues making meaningful progress in the development and deployment of its system that remanufactures critical precursor cathode active materials (“PCAM”), having now deployed its first commercial battery remanufacturing facility from fully recycled battery materials deployed. The Company intends to sell the remaining 35,662 Green Li-ion preferred shares in 2026.

Investments in others non-mining real estate, water rights and securities

The Company has announced plans for selling its non-mining real estate and water rights anticipated in the latter part of 2025.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s web site address is www.comstock.inc. The Company’s web site and the information contained on, or that can be accessed through, the web site are not part of this prospectus..

FORWARD LOOKING STATEMENTS

The information appearing under “Cautionary Notice Regarding Forward Looking Statements” in the 2024 Form 10-K, is hereby incorporated by reference.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to the 2024 Form 10-K or periodic reports we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Except as may be described otherwise in any applicable prospectus supplement or free writing prospectus, we will use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include, among other things, funding acquisitions, capital expenditures and other general corporate purposes.

We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of the offerings. We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF COMMON STOCK

The Company’s authorized Common Stock consists of 245,000,000 shares, par value $0.000666 per share. The description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, is hereby incorporated by reference. The Company currently has 25,323,392 shares of Common Stock issued and outstanding. Common Stock presently outstanding, is fully paid and non-assessable.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our articles of incorporation, the Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NYSE AMERICAN rules), to designate and issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, designations, preferences, privileges, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. The Company currently has not designated any series of preferred stock nor does it have any issued and outstanding shares of preferred stock.

The Board will fix the voting powers, designations, preferences, privileges, qualifications, limitations, restrictions and relative, participating, optional and other rights of each such series, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include, as applicable:

•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•

any limitations on the issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Pursuant to the terms of our outstanding indebtedness and a Stockholders Agreement with our largest shareholder, we are prohibited from issuing debt without the prior written consent. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. Generally, the indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We will file forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the Commission.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that will contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;
•	whether or not such debt securities are guaranteed by our subsidiaries or other entities;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•	the maturity date;
•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:
•	incur additional indebtedness;
•	issue additional securities;
•	create liens;
•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;
•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with stockholders and affiliates;
•	issue or sell stock of our subsidiaries; or
•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the indenture on discharge;
•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•

subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters to:

•	fix any ambiguity, defect or inconsistency in the indenture;
•	comply with provisions described above under “Description of Debt Securities - Consolidation, Merge or Sale;”
•	comply with any requirements of the Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•

provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities - General” to establish the form of any certifications required;

•	be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
•

add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the debenture trustee;
•	compensate and indemnify the debenture trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our Common Stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, Common Stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights. We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;
•	the aggregate number of shares of Common Stock, preferred stock or other securities purchasable upon exercise of the rights;
•	the exercise price;
•	the aggregate number of rights issued;
•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;
•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;
•	the method by which holders of rights will be entitled to exercise;
•	the conditions to the completion of the offering, if any;
•	the withdrawal, termination and cancellation rights, if any;
•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;
•	whether stockholders are entitled to oversubscription rights, if any;
•	any applicable U.S. federal income tax considerations; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the amount of shares of Common Stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of Common Stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Common Stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase Common Stock or preferred stock, the number of shares of Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase Common Stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of Common Stock, preferred stock, debt securities and/or warrants for the purchase of Common Stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any Common Stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. We may sell the securities separately or together: through one or more underwriters in a public offering and sale by them; directly to investors (in those jurisdictions where we are authorized to do so); through agents; or through a combination of any of these methods of sale. We may sell the securities from time to time: in one or more transactions at a fixed price or prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices related to prevailing market prices; or at negotiated prices. We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

Shares of our Common Stock are quoted on the NYSE AMERICAN. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform other services for us in the ordinary course of business for which they may receive compensation.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP, Reno, Nevada. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2024 and 2023 incorporated in this prospectus by reference to the 2024 Form 10-K have been so incorporated in reliance on the report of Assure CPA, LLC., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Comstock Inc.

Shares of Common Stock

Pre-Funded Warrants to Purchase up to                      Shares of Common Stock

PROSPECTUS SUPPLEMENT

Titan Partners Group

a division of American Capital Partners

August     , 2025